MERGER AGREEMENT


                                  BY AND AMONG


                          SPECIALTY CARE NETWORK, INC.,


                       SOUTHEASTERN NEUROLOGY GROUP, P.C.,


                             ROBERT B. HANSEN, M.D.,


                           VERNON H. KIRK, JR., M.D.,

                                       and

                             ARTHUR R. SONBERG, M.D.


                                  June 30, 1997




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                                MERGER AGREEMENT
                                ----------------


         THIS MERGER AGREEMENT (this "Agreement") is entered into this the 30th day of June, 1997, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN"), SOUTHEASTERN NEUROLOGY GROUP, P.C., a Virginia professional corporation ("SNG") , ROBERT B. HANSEN, M.D., VERNON H. KIRK, M.D., and ARTHUR
R. SONBERG, M.D. (collectively, the "SNG Stockholders"). SCN, SNG and the SNG Stockholders are referred to collectively herein as the "Parties".

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, SCN and SNG have determined that it is desirable and in the best interests of their respective corporations and stockholders that SNG merge with and into SCN, with SCN as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and the corresponding Agreement and Plan of Merger in the form attached hereto as Exhibit 1 (the "Agreement and Plan of Merger");

         WHEREAS, SCN and SNG intend that the transaction contemplated by this Agreement shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and intend that this Agreement along with the Agreement and Plan of Merger shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code;

         WHEREAS, the Parties do not intend for this Agreement to be a binding obligation of any Party unless and until the provisions of Section 6 are satisfied or waived by the appropriate party; and

         WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and in accordance with the applicable provisions of the Delaware General Corporation Law and the Virginia Stock Corporation Act, the parties hereby agree as follows:

         1.  Definitions

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preface above.

         "Agreement and Plan of Merger" has the meaning set forth in the first recital above.

         "Applicable Laws" has the meaning set forth in Section 3(r).

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "Closing" has the meaning set forth in Section 2(b) below.

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         "Code" has the meaning set forth in the recitals above.

         "Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.

         "Delaware Certificate of Merger" has the meaning set forth in Section 2(a) below.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Effective Time" has the meaning set forth in Section 2(d)(i) below.

         "Employee Benefit Plans" has the meaning set forth in Section 3(p)(i) below.

         "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" has the meaning set forth in Section 3(p)(i) below.

         "Excluded Assets" has the meaning set forth in Section 5(m) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hazardous Materials" has the meaning set forth in Section 3(t) below.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge without any independent investigation.

         "Medical Waste" includes, but is not limited to, pathological waste, blood, sharps, wastes from surgery or autopsy, dialysis waste, including contaminated disposable equipment and supplies, cultures and stock of infectious agents and associated biological agents, contaminated animals, isolation wastes, contaminated equipment, laboratory waste, various other biological waste and discarded materials contaminated with or exposed to blood, excretion or secretion from human beings or animals, and any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. ss.ss. 6992, et seq.

         "Medical Waste Law" means the Medical Waste Tracking Act of 1988, as amended, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A. ss.ss. 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C.A. ss.ss. 1401, et seq., the Occupational Safety and Health Act, 29 U.S.C.A. ss.ss. 651, et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety

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and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, all
regulations and orders issued pursuant to any of the foregoing, and any other federal, state, regional, county, municipal or other local laws, regulations and ordinances insofar as they purport to regulate Medical Waste or impose requirements relating to Medical Waste.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Merger Consideration" means Two Million Four Hundred Thirty-Three Thousand One Hundred Seventy-Three Dollars ($2,433,173).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Parties" has the meaning set forth in the preface above.

         "PBGC" has the meaning set forth in Section 3(p)(ii) below.

         "PCBs" has the meaning set forth in Section 3(t) below.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Practice Assets" has the meaning set forth in Section 3(l) below.

         "SCN Share Price" means the average of the closing asking price of one
(1) share of SCN common stock as reported on the NASDAQ National Market System for the ten (10) trading days immediately preceding June 30, 1997.

         "SCN Share" means any share of the common stock, $.001 par value per share, of SCN.

         "SCN" has the meaning set forth in the preface above.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Service Agreement" shall mean that certain Service Agreement dated as of June 30, 1997 by and among SCN, Southeastern Neurology Group, II, P.C., ("SNGII") and the SNG Stockholders to be executed and delivered at the Closing.

         "SNG" has the meaning set forth in the preface above.

         "SNGII" has the meaning set forth within the definition of "Service Agreement" above.

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         "SNG Share" means any share of the common stock of SNG issued and outstanding at the date of this Agreement.

         "SNG Stockholders" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Virginia Articles of Merger" has the meaning set forth in Section 2(a) below.

         "Virginia Stock Corporation Act" means the Stock Corporation Act of the State of Virginia, as amended.

         2.  Basic Transaction

         (a) The Merger. On and subject to the terms and conditions of this Agreement, SNG will merge with and into SCN (the "Merger") at the Effective Time. SCN shall enter into the Agreement and Plan of Merger upon adoption of the Agreement and Plan of Merger by the Board of Directors of SCN and the satisfaction or waiver of the conditions precedent to SCN's obligations set forth in this Agreement. SNG shall enter into the Agreement and Plan of Merger upon adoption of the Agreement and Plan of Merger by the Board of Directors of SNG and the SNG Stockholders and the satisfaction or waiver of the conditions precedent to SNG's obligation set forth in this Agreement. Upon all other conditions herein being satisfied or waived in accordance with the terms of this Agreement, a Certificate of Merger in substantially the form attached hereto as
Exhibit 2(a)(1) (the "Delaware Certificate of Merger") shall be executed and filed with the Secretary of State of the State of Delaware and Articles of Merger in substantially the form attached hereto as Exhibit 2(a)(2) (the "Virginia Articles of Merger") shall be executed and filed with the State Corporation Commission of the State of Virginia, together with all certificates or documents as may be required to be filed under the laws of the State of Delaware and the State of Virginia to effect the Merger. Thereafter, the separate corporate existence of SNG shall cease and SNG shall be merged with and into SCN (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kaufman & Canoles, Norfolk, Virginia, commencing at 9:00 A.M. local time on June 30, 1997, or such other date or place as the Parties may mutually determine (the "Closing Date"). Time is of the essence for this Agreement.

         (c) Actions at the Closing. At the Closing, (i) SNG will deliver to SCN the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) SCN will deliver to SNG the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) SCN and SNG will file with the Secretary of State of the State of Delaware the Delaware Certificate of Merger, and (iv) SCN and SNG will file with the State Corporation Commission of the State of Virginia the Virginia Articles of Merger.

         (d)  Effect of Merger

                  (i) General. The Merger shall become effective at the time (the "Effective Time") set forth in the Delaware Certificate of Merger which shall be filed with the Secretary of State of the State of Delaware and the Virginia Articles of Merger which shall be filed with the State Corporation Commission of the State of

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         Virginia. The Merger shall have the effect set forth in the Delaware
         General Corporation Law and the Virginia Stock Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either SCN or SNG in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation of SCN in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment as a result of the Merger.

                  (iii) Bylaws. The Bylaws of SCN in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment as a result of the Merger.

                  (iv) Directors and Officers. The directors and officers of SCN in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

                  (v) Conversion of SNG Shares. At and as of the Effective Time, SCN shall issue to the SNG Stockholders one-half (1/2) of the Merger Consideration in SCN Shares and shall pay to the SNG Stockholders the balance of the Merger Consideration in cash. At and as of the Effective Time, each of the issued and outstanding SNG Shares shall be converted into SCN Shares based on the Conversion Ratio. The Conversion Ratio shall equal (a) the dollar amount of the portion of the Merger Consideration payable in SCN Shares, divided by the SCN Share Price, divided by (b) the number of SNG Shares issued and outstanding at the Effective Time. In addition, at and as of the Effective Time, each issued and outstanding SNG Share shall represent the right to receive cash in an amount equal to the portion of the Merger Consideration payable in cash divided by the number of SNG Shares issued and outstanding at the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of SNG Shares or SCN Shares outstanding.

                  (vi) SCN Shares. Each SCN Share issued and outstanding at and as of the Effective Time will remain issued and outstanding and shall be unaffected by the Merger.

         (e) No Fractional Shares. No fractional SCN Shares shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional SCN Shares, cash adjustments will be paid to holders in respect of any fractional SCN Shares that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a SCN Share multiplied by the SCN Share Price.

         3. Representations and Warranties of SNG and SNG Stockholders. SNG and the SNG Stockholders, separately (both as to each SNG Stockholder and SNG and with respect to each SNG Stockholder only as to any breach of the representation and warranties caused by such SNG Stockholder or by SNG) and not jointly and severally, represent and warrant to SCN that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth in the disclosure schedule (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. Information included in the Disclosure Schedules, regardless of the section of the Disclosure Schedule under which it appears, shall be deemed sufficient disclosure so long as such information constitutes fair notice. The Disclosure Schedule will be delivered upon execution of this Agreement;

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provided, however, that SNG and the SNG Stockholders shall have the right to update the Disclosure Schedule and deliver such updated Disclosure Schedule to SCN on the Closing Date.

         (a) Organization, Qualification, and Corporate Power. SNG is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia. SNG is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by SNG makes such qualification necessary. SNG has the full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         (b) SNG Stockholder Interests and Capitalization. The capital stock of SNG is owned in the manner set forth in Section 3(b) of the Disclosure Schedule. All of the issued and outstanding SNG Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require SNG to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SNG. As of the date of this Agreement, the authorized capital stock of SNG consists of 5,000 shares of SNG common stock, of which 150 shares are issued and outstanding.

         (c) Authorization of Transaction. SNG has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SNG and the SNG Stockholders, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which SNG is subject or any provision of the charter or bylaws of SNG or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SNG is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). SNG is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Subsidiaries and Investments. Except as listed on Section 3(e) of the Disclosure Schedule, SNG does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture or other entity.

         (f) Financial Statements. SNG has furnished SCN with unaudited balance sheets dated December 31, 1995 and 1996 and April 30, 1997 and unaudited income statements for the twelve (12) month periods ending December 31, 1996, 1995 and 1994 and the four (4) months ended April 30, 1997. Such financial statements, including the notes thereto, except as indicated therein, were prepared on a basis consistent with past accounting practices of SNG and fairly present the results of operations for the periods noted therein. The balance sheets of SNG delivered by SNG to SCN fairly present the financial condition of SNG at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of SNG, fixed or contingent, as of the date thereof.

         (g) Undisclosed Liabilities. SNG has no material, uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become

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due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 1996 and (ii) liabilities which have arisen after December 31, 1996 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused in any material respect by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (h) Brokers' Fees. SNG does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (i) Material Contracts. Section 3(i) of the Disclosure Schedule lists the following contracts and other material agreements to which SNG is a party:

                  (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership, limited liability company or joint venture;

                  (iv) any agreement (or group of related agreements) under which SNG has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of SNG's current or former directors, officers, and employees;

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  (viii) any agreement pursuant to which SNG has advanced or loaned any amount to any of its directors, officers, and employees;

                  (ix) any agreement pursuant to which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of SNG; or

                  (x) any other agreement (or group of related agreements) outside the ordinary course of SNG's business or operations the performance of which involves consideration in excess of $15,000.

SNG has delivered or given SCN access to a correct and complete copy of each written agreement listed in Section 3(i) of the Disclosure Schedule (as amended through the Closing Date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(i) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in Section 3(i) of the Disclosure Schedule, no notice of this Agreement or consent of any third party is required in order

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for SNG to execute and deliver this Agreement or to consummate the transactions contemplated hereby, and, after assignment to SCN at Closing, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (j) Insurance; Malpractice. Section 3(j) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Section 3(j) of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of SNG Stockholders, SNG and SNG's professional employees and all predecessor policies in effect since February 1, 1990. Neither SNG, the SNG Stockholders, nor SNG's professional employees have, in the last seven (7) years, filed a written application for any insurance coverage relating to SNG's business or property which has been denied by an insurance agency or carrier. SNG, SNG's professional employees and the SNG Stockholders have been continuously insured for professional malpractice claims during the same period. Section 3(j) of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by or against SNG, SNG's professional employees or the SNG Stockholders during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. None of SNG, SNG's professional employees or the SNG Stockholders is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

         (k) No Changes Prior to Closing Date. During the period from December 31, 1996 through the date hereof, SNG has not (i) incurred any liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary Course of Business, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to SNG, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, (v) canceled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting,
(vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the Ordinary Course of Business, (viii) agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

         (l) Title; Condition. Section 3(l) of the Disclosure Schedule contains a complete, true and correct list of those assets which are material to the business or operations of SNG (the "Practice Assets"). SNG has good and marketable title to all of the Practice Assets subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or any other encumbrance or charge, including taxes. SNG agrees to remove all security interests reflected on any search of public records, if any, prior to the Effective Time and remove any other security interest filed with respect to the Practice Assets between the date of such search of public records and the Effective Time.

         (m) Litigation. There is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or threatened against, or affecting SNG or any of the Practice Assets, or any physician or other health care professional engaged or employed by SNG, and there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section

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3(m) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects of the business assets to be operated by SCN after the Closing.

         (n) Permits and Licenses. SNG and all physicians and other health care professionals engaged or employed by SNG have all material permits and licenses required by all applicable laws; have made all material regulatory filings necessary for the conduct of SNG's business; and are not in material violation of any of said permitting or licensing requirements.

         (o) Tax Matters. All federal, state and other tax returns of SNG required by law to be filed have been timely filed, and SNG has paid or adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which SNG has set aside on its books adequate reserves. There are no tax liens on any of SNG's assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of SNG's tax returns nor has SNG received a revenue agent's report asserting a tax deficiency in the last twelve (12) months. There are not and will not be at the Closing Date, any claims pending or asserted against SNG for unpaid taxes by any federal, state or other governmental body. SNG has withheld from each payment made to employees of SNG the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

         (p)  Employee Benefit Plans.

                  (i) List of Plans. Section 3(p) of the Disclosure Schedule contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by SNG (including all employers (whether or not incorporated) which by reason of common control are treated together with SNG and/or the SNG Stockholders as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

                  (ii) Status of Plans. SNG has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of
         Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. SNG has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of SNG or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of SNG to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against SNG by the PBGC. SNG has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multi employer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of SNG.

                  (iii) Contributions. Full payment has been made of all amounts which SNG is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which SNG is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. SNG has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (iv) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

                  (v) Transactions. SNG has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

                  (vi) Other Plans. SNG presently does not maintain any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Section 3(p) of the Disclosure Schedule.

                  (vii) Documents. SNG has delivered or caused to be delivered to SCN true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

         (q) Third-Party Relations. SNG has not received any written notice that any material patient, supplier, employee or associated physician intends to cease doing business with SNG.

         (r) Compliance with Applicable Laws. SNG has operated in compliance in all material respects with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). No item disclosed in Section 3(r) of the Disclosure Schedule could have a material effect on SCN. Neither SNG nor any physician associated with or employed by SNG has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. ss. 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency.

         (s) Employee Compensation. SNG has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all employees, including physician employees, are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of SNG's employees; provided, however, that SCN hereby agrees to assume and SNG is not required to pay or discharge prior to closing, liability for one (1) week of accrued sick leave and one (1) week of accrued vacation leave for each employee of SNG who becomes an employee of SCN pursuant to the Merger.

         (t)  Environmental Matters.

                  (i) SNG is in full compliance in all material respects with all applicable Environmental Laws.

                  (ii) SNG has not authorized or conducted the disposal or release, or other handling of any hazardous substance, Medical Waste, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting any property owned or leased by SNG.

                  (iii) SNG has, and is in compliance, in all material respects, with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws. Section 3(t) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environmental Law.

                  (iv) SNG has not received any written or oral notice from any governmental agency or entity or any other Person and there is no known pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by SNG or, with respect to the Practice Assets or any property owned or leased by SNG (b) alleges that SNG is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or any analogous state law, (c) has resulted or could result in the attachment of an environmental lien on any of the Practice Assets or property owned or leased by SNG, or (d) alleges that SNG is liable for any contamination of the environment, contamination of any property owned or leased by SNG, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

                  (v) With respect to the generation, transportation, treatment, storage and disposal or other handling of Medical Waste, SNG has complied in all material respects with all Medical Waste Laws.

                  (u) Healthcare Compliance. SNG is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements if any, discussed in Section 3(i) of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. SNG is in compliance in all material respects with the requirements of all such third-party payors. SNG, the SNG Stockholders, and SNG's physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

         (v) Fraud and Abuse. SNG, the SNG Stockholders and persons and entities providing professional services for SNG have not engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (w) Practice Compliance. SNG is duly licensed as a medical practice and is lawfully operated in accordance with all material requirements of all Applicable Laws and has all necessary authorizations for the use and operation of a medical practice, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to SNG issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, SNG has neither received notice nor has any Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the Ordinary Course of Business.

         (x) Rates and Reimbursement Policies. The jurisdiction in which SNG is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by SNG. SNG does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. No Applicable Law which affects rates or reimbursement procedures has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement and no such legal requirement is proposed or currently pending in the jurisdiction in which SNG is located, which could have a material adverse effect on SNG or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at SNG or require SNG to obtain any necessary authorization which SNG does not currently possess.

         (y) Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of SNG, as being due to SNG, (i) are valid, existing and are collectible within one hundred eighty (180) days following the date of this Agreement without resort to legal proceedings or use of collection agencies, (ii) have arisen in the Ordinary Course of Business, and (iii) none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since April 30, 1997, in the amount of accounts receivable or other debts due SNG, the allowances with respect thereto, or accounts payable of SNG from that reflected in the most recent balance sheet previously delivered by SNG to SCN.

         (z) Guaranties. Except as listed in Section 3(z) of the Disclosure Schedule, SNG is not a guarantor and otherwise is not liable for any liability or obligation (including indebtedness) of any other Person.

         (aa) Powers of Attorney. There are no outstanding powers of attorney executed by SNG, except as may be contained in financing documents or security agreements listed in Section 3(i) of the Disclosure Schedule.

         (bb) Tangible Assets. SNG owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each tangible asset is free from defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

         (cc)  SCN Share Ownership; Investment Intent.

                  (i) Neither SNG nor the SNG Stockholders owns, beneficially or otherwise, any SCN Shares.

                  (ii) SCN Shares issuable in the Merger are being acquired by the SNG Stockholders solely for their own account for investment and not with a view to the distribution thereof, and the SNG Stockholders acknowledge and understand that the certificate(s) representing such SCN Shares will bear a legend in substantially the following form:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

                  (iii)  The SNG Stockholders represent and warrant as follows:

                           (A) The SNG Stockholders confirm that SCN has made
                  available to them or to their representatives the opportunity to ask questions of SCN officers and directors and to acquire such information about the SCN Shares and the business and financial condition of SCN as the SNG Stockholders requested, which additional information has been received.

                           (B) In deciding to acquire SCN Shares pursuant to
                  this Agreement, the SNG Stockholders consulted with their legal, financial, and tax advisors with respect to the Merger and the nature of the investment together with any additional information provided under subsection (B) above.

                           (C) Each SNG Stockholder has adequate means of
                  providing for his current needs and personal contingencies and has no need for liquidity in his investment in SCN. Each SNG Stockholder, either alone or with his representatives, has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the Merger.

                           (D) The SNG Stockholders understand and acknowledge
                  that the investment in the SCN Shares is a speculative investment which involves a high degree risk of loss of such SNG Stockholders' investment therein; that there are substantial restrictions on the transferability of the

                  SCN Shares under the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and applicable state securities or "blue sky" laws; and, accordingly, that it may not be possible to liquidate an investment in the SCN Shares.

                           (E) The SNG Stockholders have been advised and
                  understand that (i) the offer and sale of the SCN Shares have not been registered under the Securities Act; (ii) the SCN Shares must held indefinitely and the SNG Stockholders must continue to bear the economic risk of the investment in the SCN Shares until the offer or sale of the SCN Shares is subsequently registered under the Securities Act or any "blue sky" laws or an exemption from such registration is available;
                  (iii) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of SCN, including the SCN Shares, and when and if the SCN Shares may be disposed of without registration in reliance on Rule 144, such disposition can be made only in accordance with the terms and conditions of such Rule; (iv) the restrictive legends described in Section 3(cc)(ii) shall be placed on the certificates representing the SCN Shares; and (v) a notation shall be made in the appropriate records of SCN indicating that the SCN Shares are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to any transfer agent with respect to the SCN Shares.

         (dd) Full Disclosure. No representation or warranty made by SNG in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4. Representations and Warranties of SCN. SCN represents and warrants to SNG that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

         (a) Organization and Qualification. SCN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. SCN has the requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and to consummate the transactions contemplated hereby. SCN is duly qualified to do business as a foreign corporation in good standing in every jurisdiction where the failure to be so qualified would have a material adverse effect on the business of SCN.

         (b) Capitalization. As of the date of this Agreement, the entire authorized capital stock of SCN consists of fifty million (50,000,000) SCN Shares, of which Fourteen Million Six Hundred Sixty-Two Thousand Five Hundred Seventy-Five (14,662,575) SCN Shares are issued and outstanding and two million (2,000,000) shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of SCN are duly authorized, validly issued, fully paid and nonassessable. All of the SCN Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable.

         (c) Authorization of Transaction. SCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all documents ancillary hereto, to issue the SCN Shares and otherwise to perform its obligations hereunder; provided, however, that SCN cannot consummate the transaction unless and until the Merger receives the approval of the SCN Board of Directors. Except as set forth in the preceding sentence, this Agreement constitutes the valid and legally binding obligation of SCN, enforceable in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally and the availability of equitable remedies generally.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which SCN is subject or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the certificate of incorporation or bylaws of SCN or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SCN is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, SCN does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. SCN does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SCN could become liable or obligated.

         (f) Compliance with Applicable Laws. SCN has operated in compliance in all material respects with all Applicable Laws. No item disclosed in Section 4(f) of the Disclosure Schedule could have a material effect on SCN.


         (g) Financial Statements. SCN has furnished SNG and the SNG Stockholders with audited consolidated balance sheets dated December 31, 1995 and 1996, an audited consolidated statements of operations for the twelve (12) month periods ending December 31, 1996, an unaudited consolidated balance sheet dated March 31, 1997 and an unaudited consolidated statement of operations for the three (3) month period ended March 31, 1997. Such income statements of operations, including the notes thereto, except as indicated therein, were prepared in conformance with generally accepted accounting principles, on a basis consistent with past accounting practices of SCN and fairly present the results of operations for the periods noted therein. The balance sheets of SCN delivered by SCN to SNG fairly present the financial condition of SCN at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of SNG, fixed or contingent, as of the date thereof.

         (h) Undisclosed Liabilities. SCN has no uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of March 31, 1997 and (ii) liabilities which have arisen after March 31, 1997 in the Ordinary Course of Business.

         (i) Absence of Certain Changes or Events. Since the date of the latest financial statements of SCN delivered to SNG, there has not been (a) any material adverse change in the business, results of operations, assets, financial condition or prospects or the manner of conducting the business of SCN other than changes in the ordinary course of business, none of which individually or in the aggregate have had or may have a material adverse effect on the business, results of operation, assets, financial condition or prospects of SCN; (b) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a material adverse effect on the business, results of operations, assets, financial condition or prospects of SCN; or (c) any other material transaction entered into by SCN other than in the ordinary course of business.

         (j) Litigation. Except as set forth in Section 4(j) of the Disclosure Schedule, there is no material suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or threatened against, or affecting SCN and to the best of SCN's Knowledge, there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(j) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects of SCN.

         (k) Tax Matters. All federal, state and other tax returns of SCN required by law to be filed have been timely filed, and SCN has paid or adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which SCN has set aside on its books adequate reserves. There are no tax liens on any of SCN's assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of SCN's tax returns nor has SCN received a revenue agent's report asserting a tax deficiency in the last twelve (12) months.

         (l) Insurance. Section 4(l) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks. To the best of SCN Knowledge, such policies or binders provide adequate insurance of the properties and conduct of SCN's business.

         (m) Public Filings. SCN has made all filings with the Securities and Exchange Commission that it has been required to make under the Securities Act and the Exchange Act (collectively, the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (n) Hart-Scott-Rodino. SCN is of sufficiently small size as to cause the consummation of the transactions contemplated hereby not to be subject to, or to be exempt from, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (o) Full Disclosure. No representation or warranty made by SCN in this Agreement or in connection with this transaction or in any document furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its or his best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below) to be satisfied by him or it. This paragraph shall not be construed to obligate any of the Parties to waive any condition precedent to his or its obligations to perform hereunder.

         (b) Notices and Consents. SNG will give any notices to third parties, and will use its best efforts to obtain any third party consents necessary or required to consummate the Merger or that SCN reasonably may request in connection with the matters referred to in Section 3(i) above.

         (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

                  (i) Tax Reporting. The Merger is intended to qualify as a reorganization under Code Section 368(a)(1)(A). Each of the parties agrees to report this transaction for all purposes in accordance with the foregoing.

                  (ii) Licenses and Permits. Each of the Parties shall have obtained all licenses and permits necessary to operate their respective businesses.

         (d) Operation of Business. From the date of this Agreement through the Closing Date, SNG will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) SNG will not authorize or effect any change in its charter documents or bylaws;

                  (ii) SNG will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) SNG will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock in either case outside the Ordinary Course of Business without the consent of SCN, which consent shall not be unreasonably withheld;

                  (iv) SNG will not issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) SNG will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                  (vi) SNG will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) SNG will not make any change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business; and

                  (viii) SNG will not commit to do any of the foregoing.

         (e) Further Acts and Assurances. SNG and the SNG Stockholders shall, at any time and from time to time at and after the Effective Time, upon request of SCN, take any and all steps necessary to place SCN in possession and operating control of the Practice Assets and to effectuate the Merger, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required for better transferring and confirming to SCN or its successors and assigns, or for better reducing to possession, any or all of the Practice Assets or consummating the Merger.

         (f) Full Access. Upon three (3) days prior notice, SNG will permit representatives of SCN to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to SNG during normal business hours. SCN will treat and hold as such any confidential information it receives from SNG in the course of the reviews contemplated by this Section 5(f), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to SNG all tangible embodiments (and all copies) thereof which are in its possession.

         (g) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or Section 4 above, as applicable. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (h) Exclusivity. Until the earlier of (i) July 31, 1997, or (ii) the Effective Time, SNG will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of SNG (including any acquisition structured as a merger, consolidation, or share exchange). SNG shall notify SCN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (i) Collection of Accounts Receivable. The SNG Stockholders agree to cooperate with SCN in the collection of accounts receivable owned by SNG as of the Effective Time acquired pursuant to this Agreement. SCN, at its option, shall have the right to require the collection of said accounts receivable through a lockbox or bank account sweep arrangement. In connection therewith, the SNG Stockholders agree to execute the necessary documents and follow the necessary procedures as described in the Service Agreement to accommodate the collection of the accounts receivable in such manner.

         (j) Payment of Expenses. On or before the Effective Time, SNG shall have paid or discharged any and all liabilities or charges for costs or fees owed as a result of the transaction contemplated by this Agreement.

         (k) Corporate Authorization. By execution of this Agreement, the SNG Stockholders agree to take any and all steps necessary and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such acts, deeds and assurances required in order to consummate the Merger, including voting as directors of SNG in favor of the Merger and voting as stockholders of SNG in favor of the Merger at any meetings (or in any action by written consent) required by the Virginia Stock Corporation Act.

         (l) Malpractice Insurance. On or before the Effective Time, all physicians and employees of SNG must be covered by medical malpractice insurance and, if required by SCN, medical malpractice tail insurance to cover prior occurrences shall be procured by SNG.

         (m) Distribution of Excluded Assets. Prior to the Effective Time, SNG shall have distributed to the SNG Stockholders all of the assets listed on
Schedule 5(m), which constitute the entirety of the assets owned by SNG not being acquired by SCN (the "Excluded Assets").

         (n) Satisfaction of Indebtedness. Prior to the Effective Time, SNG shall have caused the payoff of all liabilities owed to third-parties (with the exception of thirty (30) days worth of trade payables, one (1) week of accrued vacation pay per employee, and one (1) week of accrued sick leave per employee, which shall be assumed by SCN) and all indebtedness owed to banks or other financial institutions or lenders or shall have caused the assumption thereof by a new entity organized by the SNG Stockholders. Notwithstanding any contrary provision contained herein, SCN shall not be deemed to have assumed, nor shall SCN assume: (i) any liability which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred prior to the Closing Date; (ii) any liability for any employee benefits payable to employees of SNG, including, but not limited to, liabilities arising under any Employee Benefit Plan; (iii) any liability based upon or arising out of a violation of any laws by SNG, including, without limiting the generality of the foregoing, any such liability which may arise in connection with agreements, contracts, commitments or provision of services by SNG; nor (iv) any liability based upon or arising out of any tortious or wrongful actions of SNG or any Physician Owner, or any liability for the payment of any taxes imposed by law on SNG arising from or by reason of the transactions contemplated by this Agreement. In addition, the SNG Stockholders shall cause to be filed on behalf of SNG all final tax returns required by Applicable Law to be filed and shall pay all Taxes owed by SNG for the tax period ended as of the Effective Time.

         (o) Conversion into Business Corporation. If required by the Virginia Stock Corporation Act, prior to the Effective Time, the SNG Stockholders shall have caused the conversion of SNG to a Virginia business corporation.

         (p) Employee Benefit Plans. Prior to the Effective Time, all Employee Benefit Plans, other than Employee Benefit Plans which are both "pension plans" under Section 3 of ERISA and tax qualified under Section 401(a) of the Code ("Pension Plan"), shall be terminated in accordance with Applicable Law. Prior to the Effective Time, SNG will take all necessary actions to ensure that on and after the Effective Time no further benefit will accrue under the Pension Plan within the contemplation of Section 410(b) of the Code. As soon as practicable after the Effective Time, SCN shall merge the Pension Plan of SNG into the corresponding plan(s) of SCN; provided, however, that such merger of Pension Plans shall not occur until: (i) SCN, acting reasonably, has satisfied itself that SNG's Pension Plans meet all applicable qualification requirements of the Internal Revenue Code; (ii) SCN, acting reasonably, has tendered to SNG such amendments to SNG's Pension Plans as SCN deems necessary or appropriate to conform such plans to the pension plans of SCN and (iii) all amendments to the Pension Plans requested by SCN have been made and (iv) SCN, acting reasonably, is satisfied that SNG has taken all actions necessary to insure operational compliance with the operative documents and Applicable Law.

         (q) Securities Laws Compliance. No SNG Stockholder shall dispose of the SCN Shares received as a result of the Merger except in accordance with the provisions of the Securities Act, the provisions of any rule adopted by the Securities and Exchange Commission pursuant to the Securities Act and the "blue sky" laws of any applicable state.

         6.  Conditions to Obligation to Close

         (a) Conditions to Obligation of SCN. The obligation of SCN to consummate the Merger is subject to satisfaction of the following conditions or before the Closing Date:

                  (i) SNG shall have procured all of the third party consents specified in Section 5(b) above;

                  (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) SNG shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former business of SNG;

                  (v) SCN shall have received the resignations, effective as of the Closing, of each director and officer of SNG other than those whom SCN shall have specified in writing at least five (5) business days prior to the Closing;

                  (vi) all actions to be taken by SNG and/or the SNG Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby have been taken or delivered to SCN and are satisfactory in form and substance to SCN;

                  (vii) the issuance of the SCN Shares to the SNG Stockholders will not violate federal securities laws or the securities laws of any state of the United States;

                  (viii) SCN shall have completed and be satisfied with its due diligence review, including SCN's review of the Disclosure Schedule; and

                  (ix) SCN's Board of Directors shall have approved the Merger in their sole and absolute discretion.

SCN may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of SNG. The obligation of SNG to consummate the Merger is subject to satisfaction of the following conditions:

                  (i) This Agreement and the Merger shall have received the SNG director and SNG Stockholders' approval required by the Virginia Stock Corporation Act.

                  (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) SCN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets of SNG.

         SNG may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.  Items to be Delivered at or Prior to Closing

         (a) By the SNG Stockholders or SNG. The SNG Stockholders or SNG, as applicable, shall execute and deliver to SCN, prior to or at the Closing:

                  (i) Certified resolutions of the directors and stockholders of SNG authorizing the execution of all documents and the consummation of all transactions contemplated hereby;

                  (ii) The Virginia Articles of Merger which shall be in the form required by SCN's legal counsel;

                  (iii) Stock Certificates representing ownership of all shares of SNG, duly endorsed to SCN;

                  (iv) A Service Agreement in the form attached hereto as
         Exhibit 7(a)(iv);

                  (v) A certificate duly executed by the President of SNG stating as of the Closing Date, all representations and warranties are true, all covenants and agreements contained in the Agreement to be performed by SNG and the SNG Stockholders have been performed or complied with and all conditions to closing have been complied with;

                  (vi) An opinion from SNG's counsel in substantially the form attached hereto as Exhibit 7(a)(vi); and

                  (vii) Such other instruments as may be reasonably requested by SCN in order to effect to or carry out the intent of this Agreement.

         (b)  By SCN.  SCN shall deliver to SNG at or prior to the Closing:

                  (i) Stock Certificates representing the SCN Shares being issued to the SNG Stockholders pursuant to Section 2(d)(v);

                  (ii) The Delaware Certificate of Merger in substantially the form attached hereto as Exhibit 2(a)(1);

                  (iii) An opinion from SCN's counsel in substantially the form attached hereto as Exhibit 7(b)(iii);

                  (iv) A certificate, duly executed by an officer of SCN, stating as of the Closing Date, all representations and warranties of SCN are true, all covenants and agreements contained in the Agreement to be performed by SCN have been performed or complied with and all conditions to Closing have been satisfied;

                  (v) A Service Agreement in the form attached hereto as Exhibit 7(a)(iv); and

                  (vi) Such other instruments as may be reasonably requested by SNG or the SNG Stockholders in order to effect to or carry out the intent of this Agreement.

         8.  Termination.

         (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) SCN may terminate this Agreement by giving written notice to SNG at any time prior to the Effective Time (A) in the event SNG has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCN has notified SNG of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) if the Closing shall not have occurred on or before July 31, 1997 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SCN breaching any representation, warranty, or covenant contained in this Agreement) or (C) in accordance with Section 6(a)(viii) or (ix); or

                  (iii) SNG may terminate this Agreement by giving written notice to SCN at any time prior to the Effective Time (A) in the event SCN has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SNG has notified SCN of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1997 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from SNG breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other Party (except for any liability of any Party then in breach).

         9.  Indemnification

         (a) Indemnification by the SNG Stockholders. The SNG Stockholders, separately and not jointly and severally, agree to and shall defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, expenses (including, but without limitation, reasonable attorneys fees) and damages resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of SNG or the SNG Stockholders set forth in this Agreement or from any loss, liability or expense resulting from or related to SNG's operation of its business prior to the Effective Time. The SNG Stockholders shall not be liable to SCN for any claims against the SNG Stockholders under this Section 9(a) unless and until the aggregate of all claims against the SNG Stockholders exceeds the sum of $25,000.00, whereupon SCN shall be entitled to recover the full amount of all claims, including the initial $25,000.00. Notwithstanding the foregoing provisions, the obligations of any SNG Stockholder hereunder to indemnify SCN shall not exceed the value (at the time of Closing) of the portion of the SCN shares and cash delivered to such SNG Stockholder at the Closing. In addition to the foregoing $25,000 "threshold", in the event SCN has received service fees (as defined in the Service Agreement) pursuant to the Service Agreement in excess of the Base Service Fee (as defined in the Service Agreement) then (i) SCN shall charge the first $100,000 of claims to SNGII as a Clinic Expense (as defined in the Service Agreement) and the Physician Owners shall cause SNGII to pay such claim as a Clinic Expense pursuant to the terms of the Service Agreement and (ii) any amounts in excess of $100,000 shall be paid to SCN directly by the Physician Owners.

         (b) Notice to the SNG Stockholders; Opportunity to Defend. SCN agrees to give prompt notice to the SNG Stockholders of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 9(a). The SNG Stockholders may participate in and at their election, or at the request of SCN, assumes the defense of any such suit, action or proceeding at the SNG Stockholders' expense. The SNG Stockholders shall not be liable under Section 9(a) for any settlement effected without their consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 9(a) which consent shall not be unreasonably withheld.

         (c) General Indemnification by SCN. SCN agrees to and shall defend, indemnify and hold harmless the SNG Stockholders, their heirs and assigns against any and all losses, liabilities, expenses (including, but without limitation, reasonable attorneys fees) and damages resulting from the breach, untruth or inaccuracy of any representation, warranty or covenant of SCN set forth in this Agreement. SCN shall not be liable to the SNG Stockholders for any claims against SCN under this Section 9(c) unless and until the aggregate of all claims against SCN exceeds the sum of $25,000.00, whereupon the SNG Stockholders shall be entitled to recover the full amount of all claims, including the initial $25,000.00.

         (d) Notice to SCN; Opportunity to Defend. The SNG Stockholders agree to give prompt notice to SCN of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under
Section 9(c). SCN may participate in and at its election, or at the request of the SNG Stockholders, assume the defense of any such suit, action or proceeding at SCN's expense. SCN shall not be liable under Section 9(c) for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

         (e) Right of Setoff. In the event of any breach of warranty, representation, covenant or agreement by any party hereto, the Claiming Party (as defined in the Service Agreement) may set-off against any Additional Payment (as defined in the Service Agreement) to the other party pursuant to the provisions of Section 10.4.3 of the Service Agreement.

         10.  Miscellaneous

         (a) Survival. The representations and warranties of the SNG Stockholders, SNG and SCN contained in this Agreement and the indemnifications contained herein shall survive the Closing for a period of two (2) years. Notwithstanding the foregoing, any claim to indemnification that a party may have arising from the breach of representations and warranties or covenants relating to tax matters shall survive for three (3) years following the Closing Date. Any matter to which indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated; and all terms, conditions and stipulations of this Agreement shall likewise continue to apply.

         (b) No Third-Party Beneficiaries. Except as provided in Section 9(e), this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to SNG:                                   Copy to:

Southeastern Neurology Group II, P.C.        T. Braxton McKee, Esq.
3737 High Street                             Kaufman & Canoles
Portsmouth, VA  23707                        One Commercial Place
Attention: President                         P.O. Box 3037
Facsimile: (757) 399-8247                    Norfolk, VA  23514
                                             Facsimile: (757) 624-3169

If to SCN:                                   Copy to:

Kerry R. Hicks, President                    David T. Popwell, Esq.
Specialty Care Network, Inc.                 Baker, Donelson, Bearman & Caldwell
44 Union Boulevard, Suite 600                165 Madison Ave, Suite 2100
Lakewood, Colorado  80228                    Memphis, Tennessee 38103
Facsimile: (303) 716-1298                    Facsimile: (901) 577-2303


Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         (h) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties submits to the jurisdiction of any state or federal court sitting in Norfolk, Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         (i) Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to SNG stockholder approval will be subject to the restrictions contained in the Virginia Stock Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (m) No Referrals Required. The Parties agree that no part of this Agreement shall be construed to induce or encourage the referral of patients or the purchase of health care services or supplies. The Parties acknowledge that there is no requirement under this Agreement or any other agreement between SNG II and SCN that any party refer any patients to any health care provider or purchase any health care goods or services from any source. Additionally, no payment under this Agreement is in return for the referral of patients, if any, or in return for purchasing, leasing or ordering services from SCN or any of SCN's affiliates. The Parties may refer patients to any company or person providing services and will make such referrals, if any, consistent with professional medical judgment and the needs and wishes of the relevant patients.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                   * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                         SPECIALTY CARE NETWORK, INC.

                                         By:
                                         Title:


                                         SOUTHEASTERN NEUROLOGY GROUP, P.C.

                                         By:
                                         Title:



                                         ROBERT B. HANSEN, Stockholder




                                         VERNON H. KIRK, JR., Stockholder



                                         ARTHUR R. SONBERG, Stockholder

                                  EXHIBIT LIST


EXHIBIT 1 -            Agreement and Plan of Merger of Southeastern Neurology
                       Group, P.C. with and into Specialty Care Network, Inc.

EXHIBIT 2(a)(1)  -     Certificate of Merger of Southeastern Neurology Group,
                       P.C. into Specialty Care Network, Inc.

EXHIBIT 2(a)(2)  -     Form of Virginia Articles of Merger

EXHIBIT 2(d)(v)  -     Consideration Allocation

EXHIBIT 5(m)     -     Excluded Assets

EXHIBIT 7(b)(iv) -     Service Agreement

EXHIBIT 7(a)(vi) -     SCG Opinion Letter

EXHIBIT 7(b)(iii) -    SCN Opinion Letter